Exhibit 10.1

LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of September 4, 2020

INARI MEDICAL, INC.,

and

CERTAIN SUBSIDIARIES FROM TIME TO TIME JOINED HERETO,
as Borrowers,

INARI MEDICAL INTERNATIONAL, INC.,

and

CERTAIN SUBSIDIARIES FROM TIME TO TIME JOINED HERETO,
as Guarantors,

BANK OF AMERICA, N.A.,
as Agent, Sole Lead Arranger and Sole Bookrunner

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Page

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION1
1.1	Definitions1
1.2	Accounting Terms26
1.3	Uniform Commercial Code27
1.4	Certain Matters of Construction27
1.5	LIBOR Amendment27
Section 2.	CREDIT FACILITIES28
2.1	Loan Commitments28
2.2	Letter of Credit Facility29
Section 3.	INTEREST, FEES AND CHARGES32
3.1	Interest32
3.2	Fees33
3.3	Computation of Interest, Fees, Yield Protection33
3.4	Reimbursement Obligations33
3.5	Illegality34
3.6	Inability to Determine Rates34
3.7	Increased Costs; Capital Adequacy35
3.8	Mitigation36
3.9	Funding Losses36
3.10	Maximum Interest36
Section 4.	LOAN ADMINISTRATION36
4.1	Manner of Borrowing and Funding Loans36
4.2	Defaulting Lender38
4.3	Number and Amount of LIBOR Loans; Determination of Rate38
4.4	Borrower Agent39
4.5	One Obligation39
4.6	Effect of Termination39
Section 5.	PAYMENTS39
5.1	General Payment Provisions39
5.2	Repayment of Loans39
5.3	Payment of Other Obligations39
5.4	Marshaling; Payments Set Aside40
5.5	Application and Allocation of Payments40
5.6	Dominion Account41
5.7	Account Stated41
5.8	Taxes41
5.9	Lender Tax Information43
5.10	Nature and Extent of Each Borrower’s Liability44
Section 6.	CONDITIONS PRECEDENT46
6.1	Conditions Precedent to Initial Loans46
6.2	Conditions Precedent to All Credit Extensions48
Section 7.	COLLATERAL48

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Page

7.1	Grant of Security Interest48
7.2	Lien on Deposit Accounts; Cash Collateral49
7.3	Reserved49
7.4	Other Collateral49
7.5	Limitations50
7.6	Further Assurances50
7.7	[Reserved]50
Section 8.	COLLATERAL ADMINISTRATION50
8.1	Borrowing Base Reports50
8.2	Accounts50
8.3	Inventory51
8.4	Equipment51
8.5	Deposit Accounts52
8.6	General Provisions52
8.7	Power of Attorney53
Section 9.	REPRESENTATIONS AND WARRANTIES54
9.1	General Representations and Warranties54
9.2	Complete Disclosure58
Section 10.	COVENANTS AND CONTINUING AGREEMENTS59
10.1	Affirmative Covenants59
10.2	Negative Covenants62
10.3	Financial Covenants67
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT67
11.1	Events of Default67
11.2	Remedies upon Default69
11.3	License69
11.4	Setoff69
11.5	Remedies Cumulative; No Waiver70
Section 12.	AGENT70
12.1	Appointment, Authority and Duties of Agent70
12.2	Agreements Regarding Collateral and Borrower Materials71
12.3	Reliance By Agent72
12.4	Action Upon Default72
12.5	Ratable Sharing72
12.6	Indemnification72
12.7	Limitation on Responsibilities of Agent73
12.8	Successor Agent and Co-Agents73
12.9	Due Diligence and Non-Reliance74
12.10	Remittance of Payments and Collections74
12.11	Individual Capacities74
12.12	Titles75
12.13	Certain ERISA Matters75
12.14	Bank Product Providers75

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Page

12.15	No Third Party Beneficiaries76
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS76
13.1	Successors and Assigns76
13.2	Participations76
13.3	Assignments77
13.4	Replacement of Certain Lenders78
Section 14.	MISCELLANEOUS78
14.1	Consents, Amendments and Waivers78
14.2	Indemnity79
14.3	Notices and Communications79
14.4	Performance of Borrowers’ Obligations80
14.5	Credit Inquiries80
14.6	Severability80
14.7	Cumulative Effect; Conflict of Terms80
14.8	Counterparts; Execution81
14.9	Entire Agreement81
14.10	Relationship with Lenders81
14.11	No Advisory or Fiduciary Responsibility81
14.12	Confidentiality81
14.13	Reserved82
14.14	GOVERNING LAW82
14.15	Consent to Forum; Bail-In of EEA Financial Institutions82
14.16	Waivers by Borrowers83
14.17	Patriot Act Notice83
14.18	NO ORAL AGREEMENT84
14.19	Acknowledgment Regarding Any Supported QFCs84
Section 15.	CONTINUING GUARANTY85
15.1	Guaranty85
15.2	Rights of Lenders85
15.3	Certain Waivers85
15.4	Obligations Independent86
15.5	Subrogation86
15.6	Termination; Reinstatement86
15.7	Subordination86
15.8	Stay of Acceleration86
15.9	Condition of Borrowers86
15.10	Keepwell87
15.11	Limitation of Guaranty87

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice

Exhibit C                        Compliance Certificate

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Real Estate in Special Flood Hazard Zone
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

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LOAN, GUARANTY AND SECURITY AGREEMENT

THIS LOAN, GUARANTY AND SECURITY AGREEMENT is dated as of September 4, 2020, by and among INARI MEDICAL, INC., a Delaware corporation (“Inari”; and together with any other party joined hereto as a Borrower, each, a “Borrower” and collectively, the “Borrowers”), INARI MEDICAL INTERNATIONAL, INC., a Delaware corporation (“Inari International”; and together with any other party joined hereto as a Guarantor, each, a “Guarantor” and collectively, the “Guarantors”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise.

WHEREAS, Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions.  As used herein, the following terms have the meanings set forth below:

Account Debtor Approved Countries: (a) Australia, (b) Canada, (c) any member state of the European Union as of April 30, 2004, (d) New Zealand, (e) Norway, (f) United Kingdom, (g) Singapore, and (h) Switzerland, in each case, together with any state or province or territory thereof (as applicable); provided, that during the continuance of a Cash Dominion Trigger Period, Agent may, in its Permitted Discretion as a condition to such jurisdiction remaining an Account Debtor Approved Country, require that the Borrowers provide local law security documentation in respect of Accounts of Account Debtors organized outside of the jurisdiction of organization of the applicable Borrower to ensure that the Agent has a duly perfected and enforceable Lien  to the extent necessary to ensure that the Agent has the ability to enforce the relevant Borrower’s claim against the applicable Account Debtor under the applicable law of such jurisdiction.

Accounts Formula Amount:  85% of the Value of Eligible Accounts.

Acquisition:  a transaction or series of transactions resulting in (a) acquisition of a business, line of business, division or all or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate:  with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.

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Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, agents, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

Allocable Amount:  as defined in Section 5.10.3.

Anti-Terrorism Law:  any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law:  all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin:  the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBOR Loans
I	> 1.50 : 1.00	1.00%	2.00%
II	< 1.50 : 1:00 > 1.25 : 1.00	1.25%	2.25%
III	< 1.25 : 1.00	1.50%	2.50%

Until March 31, 2021 margins shall be determined as if Level II were applicable.  Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end.  If Agent is unable to calculate the Fixed Charge Coverage Ratio for a Fiscal Quarter due to Borrowers’ failure to deliver any Compliance Certificate and corresponding financial statements when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Approved Fund:  any entity (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Asset Disposition:  a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction, synthetic lease or statutory division of a limited liability company.

Assignment:  an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Agent.

Availability:  the Borrowing Base minus Revolver Usage.

Availability Reserve:  the sum (without duplication) of (a) Reserved; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; and (f) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that so long as no Event of Default shall have occurred and be continuing, Agent will give the Borrower Agent not less than three (3) Business Days’ prior written notice of any reserve under clause (f) above being established or materially modified (which notice shall include a reasonably detailed description of such reserve being established or

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modified and may be communicated by electronic mail); provided, further, that such new or modified reserve shall immediately be implemented for purposes of any Borrowing of Loans or the issuance of Letters of Credit and no Borrowings of Loans or issuance of Letters of Credit shall be permitted to the extent such Borrowing or issuance would result in an Overadvance after giving effect to the reserve in question.  During such three-Business Day period, Agent shall, if requested, discuss any such reserve or change with the Borrower Agent and the Borrowers may (but shall not be obligated to) take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or less material change, in each case, in a manner and to the extent satisfactory to Agent in its Permitted Discretion.

Bail-In Action:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America Indemnitees:  Bank of America and its officers, directors, employees, Affiliates, agents, advisors and attorneys.

Bank Product:  any of the following products or services extended to a Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates:  (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) supply chain finance, credit insurance, leases and other banking products or services, other than Letters of Credit.

Bank Product Reserve:  the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code:  Title 11 of the United States Code.

Base Rate:  for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than zero.

Base Rate Loan:  any Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification:  a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to Agent.

Beneficial Ownership Regulation:  31 C.F.R. §1010.230

Benefit Plan:  any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Borrowed Money:  with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued

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or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Agent:  as defined in Section 4.4.

Borrower Materials:  Borrowing Base Reports, Compliance Certificates and other written information, reports, financial statements and other written materials delivered by Borrowers hereunder.

Borrowing:  Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Borrowing Base:  on any date of determination, an amount calculated based on the Borrowing Base Report most recently delivered to the Agent in accordance with this Agreement and reflected on Agent’s system of record, equal to the lesser of:

(a) the aggregate Commitments; or

(b) the sum of (i) the Accounts Formula Amount, plus (ii) the Cash Component, minus (iii) the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base, in form and substance reasonably satisfactory to Agent.

Business Day:  any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California; and if such day relates to a LIBOR Loan, is a day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures:  all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year; provided, that  Capital Expenditures shall exclude (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person; and (b) the purchase price paid in respect of any Permitted Acquisition.

Capital Lease:  any lease required to be capitalized for financial reporting purposes in accordance with GAAP, subject to Section 1.2.

Cash Collateral:  cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize:  the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder.  “Cash Collateralization” has a correlative meaning.

Cash Component: the lesser of (a) $10,000,000 and (b) the amount of Eligible Cash.

Cash Dominion Trigger Period:  the period (a) commencing on any day that (i) an Event of Default occurs, (ii) Availability is less than the greater of (x) 15% of the Borrowing Base and (y) $3,000,000, or

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(iii) Liquidity is less than $30,000,000; and (b) continuing until, during each of the preceding 60 consecutive days, (i) no Event of Default has existed, (ii) Availability has been not less than the greater of (x) 15% of the Borrowing Base and (y) $3,000,000, and (iii) Liquidity has been not less than $30,000,000.

Cash Equivalents:  (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights other than customary offset rights of account holders with respect to accounts holding such financial assets; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services:  services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA:  the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law:  the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control:  means at any time, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the ordinary voting power for the election of directors of Inari represented by the issued and outstanding Equity Interests of Inari (determined on a fully diluted basis) or (b) Inari fails to own and control greater than 50% of the Equity Interests of each of its Subsidiaries that are Obligors.

Claims:  all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys’ fees (limited to reasonable and documented fees of one primary counsel for all applicable Indemnitees (taken as a whole) and one local counsel for all applicable Indemnitees (taken as a whole) in each relevant jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction, in each case for each group of similarly situated affected Indemnitees taken as a whole) and Extraordinary Expenses) at any time (including after Full

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Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, Reports or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens granted under the Loan Documents, or realization by any Indemnitee upon any Collateral, (d) exercise by any Indemnitee of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable and documented costs and expenses of any Indemnitee relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date:  as defined in Section 6.1.

Code:  the Internal Revenue Code of 1986, as amended.

Collateral:  all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment:  for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party.  “Commitments” means the aggregate amount of all Lenders’ Commitments.

Commodity Exchange Act:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in the form of Exhibit C or otherwise in form and substance reasonably satisfactory to Agent, by which Borrowers certify compliance with Section 10.3 and calculation of the Fixed Charge Coverage Ratio regardless of the existence of a Financial Covenant Trigger Period.

Connection Income Taxes:  Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profit Taxes.

Contingent Obligation:  any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto; provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in either case, in the Ordinary Course of Business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Borrowed Money).

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Control:  possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Debt:  as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, excluding trade payables incurred and being paid in the Ordinary Course of Business, but including Capital Leases; (b) all Contingent Obligations in respect of obligations of the type described in clauses (a), (c) and (d); (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer (unless such joint venture is itself a corporation or limited liability company), unless such Debt is expressly made non-recourse to such Person.

Default:  an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate:  for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Defaulting Lender:  any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement:  control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction:  a country or territory that is the target of a Sanction.

Dilution Percent:  the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve equal to 1.00% of the Value of Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.00%.

Distribution:  any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars:  lawful money of the United States.

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Domestic Subsidiary: a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia other than a Foreign Subsidiary Holding Company.

Dominion Account:  a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has control for withdrawal purposes (which may be exercised by Agent only during a Cash Dominion Trigger Period).

EBITDA:  for any period, the sum of the following determined on a consolidated basis, without duplication, for Borrowers and Subsidiaries in accordance with GAAP: (a) consolidated net income for such period; plus (b) the sum of the following, without duplication, to the extent deducted in determining consolidated net income for such period: (i) consolidated interest expense; (ii) income and franchise Taxes; (iii) depreciation and amortization (including the amortization of intangibles) expense; (iv) losses arising from the sale of capital assets; (v) losses arising from the write-off or write-down of assets; (vi) any extraordinary, unusual or non-recurring losses, costs or expenses and any charges related thereto; (vii) non-cash equity-based compensation expenses; (viii) fees, costs and expenses related to any issuance or offering of equity interests or any issuance, amendment, modification or repayment of Debt permitted hereunder; (ix) fees, costs and expenses related to any Permitted Asset Disposition, Permitted Acquisition or other Investment permitted hereunder, integration costs, and write-offs of intangibles in connection with any such Permitted Asset Disposition, Permitted Acquisition or permitted Investment so long as such fees, costs and expenses do not exceed 10% of EBITDA, measured after giving effect to this clause (ix) for the applicable period of measurement; (x) non-cash losses arising from Permitted Asset Dispositions outside the Ordinary Course of Business; (xi) fees, costs and expenses related to the preparation, negotiation and execution of the Loan Documents; (xii) non-cash losses arising from Swaps or the early termination or repayment of Swaps or Debt, losses arising from currency translation and losses arising from purchase accounting adjustments; (xiii) non-cash costs or charges associated with the issuance of any warrants issued by Inari prior to the Closing Date; (xiv) reserved; (xv) any other non-cash charges and adjustments (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future); and (xvi) other expenses approved by Agent in its Permitted Discretion; less (c) the sum of the following, without duplication, to the extent included in the determination of consolidated net income for such period: (i) interest income; (ii) gains arising from the sale of capital assets; (iii) gains arising from the write-up of assets; (iv) any extraordinary, unusual or non-recurring gains; (v) non-cash gains increasing consolidated net income; (vi) non-cash gains arising from Permitted Asset Dispositions outside the Ordinary Course of Business; and (vii) non-cash gains arising from Swaps or the early termination or repayment of Swaps or Debt, gains arising from currency translation and gains arising from purchase accounting adjustments.

EEA Financial Institution:  (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority:  any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account:  an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods and is payable in Dollars or Canadian Dollars (to the extent payable directly to a Dominion Account located in the United States) and is deemed by Agent, in its Permitted Discretion, to be

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an Eligible Account. Without limiting the foregoing, unless otherwise approved in writing by Agent, no Account shall be an Eligible Account if:

(a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) such Account, when aggregated with other Accounts owing by the Account Debtor, exceeds 10% of the aggregate Eligible Accounts, to the extent exceeding such percentage (or such other percentage as Agent may establish for the Account Debtor from time to time in writing);

(d) it does not conform in any material respect with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance by the Account Debtor (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the (i) Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent or (ii) Account Debtor is organized or has its principal offices or assets in an Account Debtor Approved Country;  provided, that, the aggregate amount of the Accounts deemed eligible under clause (g)(ii) shall not exceed 15% of the Borrowing Base;

(h) it is owing by a Governmental Authority, unless the Account Debtor is (i) except as set forth in clause (h)(ii) hereunder, the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or any applicable comparable state law, as applicable or (ii) the United States Department of Veterans Affairs; provided, that, the aggregate amount of the Accounts deemed eligible under clause (h)(ii) shall not exceed 10% of the Borrowing Base;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; , in each case, unless Agent, the applicable Borrower, and the Account Debtor have entered into an agreement reasonably acceptable to Agent wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from the applicable Borrower (sometimes called “bill and hold” accounts);

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

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(l) its payment has been extended or the Account Debtor has made a partial payment;

(m) it arises from a sale to an Affiliate of an Obligor, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person (other than a Defaulting Lender, a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) acceptable to Agent in its discretion.

Eligible Cash:  cash of Borrowers held in a blocked Deposit Account at Bank of America and subject to a Deposit Account Control Agreement in favor of Agent; provided, that, the Borrowers may withdraw from such blocked Deposit Account only if the following conditions are satisfied:

(a) no Default or an Event of Default exists immediately prior to such withdrawal or will result after giving effect to such withdrawal;

(b) such withdrawal is made no more frequently than one time per calendar month;

(c) such withdrawal is made concurrently with delivery of a Borrowing Base Report in compliance with Section 8.1 and such Borrowing Base Report is prepared after giving effect to such withdrawal; and

(d) no Overadvance exists immediately prior to such withdrawal or will result after giving effect to such withdrawal.

Enforcement Action:  any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws:  Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Notice:  a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release,

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environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release:  a release as defined in CERCLA or under any other Environmental Law.

Equity Interest:  the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA:  the Employee Retirement Income Security Act of 1974.

ERISA Affiliate:  any trade or business (whether or not incorporated) under common control with a Borrower or any Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event:  (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of a Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the complete or partial withdrawal from a Multiemployer Plan; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under Section 430 of the Code or Section 303 of ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on a Borrower, any Subsidiary or any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by a Borrower, any Subsidiary or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule:  the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default:  as defined in Section 11.

Excluded Accounts:  (i) escrow accounts and trust accounts; (ii) accounts exclusively used for payroll, payroll taxes, withheld income taxes or employee benefits, (iii) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Permitted Liens; (iv) custodial accounts; (v) zero balance accounts, (vi) accounts established and used solely for Bank Products to the extent a Lien thereon is prohibited by the applicable agreement governing such Bank Products accounts, (vii) accounts containing an average daily balance of not more than $75,000 individually or $150,000 in the aggregate for all such accounts excluded under this clause (vii), and (viii) other disbursement accounts acceptable to Agent.

Excluded Foreign Subsidiary: a Subsidiary of a Borrower that is: (a) a Foreign Subsidiary; (b) a Foreign Subsidiary Holding Company; or (c) owned directly or indirectly by a Foreign Subsidiary or by a Foreign Subsidiary Holding Company, irrespective of whether it is a Domestic Subsidiary or a Foreign Subsidiary.

Excluded Property:  (i) (a) any Equity Interests issued by any Excluded Foreign Subsidiary, in each case, owned directly by an Obligor, in excess of 65% of the issued and outstanding Equity Interests of such

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Subsidiary entitled to vote and (b) any assets of any Excluded Foreign Subsidiary; (ii) any right, title or interest in any lease, permit, license or other contractual obligation entered into by such Obligor, or any franchise to which such Obligor is a party or any of its rights or interests thereunder, and any property subject to any of the foregoing, to the extent, but only to the extent, that the grant of a security interest therein would, under the terms of such lease, permit, license, contractual obligation, or franchise be prohibited or require the consent of any person other than such Obligor or any of its Affiliates which consent has not been obtained as a condition to the creation of such security interest, or which would be breached or give any party the right to terminate it as a result of the creation of such security interest, but only, in each case, to the extent, and only for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC; provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (iii) any property now owned or hereafter acquired by such Obligor that is subject to a Purchase Money Lien or a Capital Lease, if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such Purchase Money Lien or Capital Lease) prohibits the creation by such Obligor of a Lien on such property or requires the consent of any person other than such Obligor or any of its Affiliates which consent has not been obtained as a condition to the creation of any other Lien on such property; (iv) Equity Interests in any joint venture with a third party that is not an Affiliate of such Obligor, to the extent a pledge of such Equity Interests is prohibited by a provision in the documents governing such joint venture that is not entered into in contemplation of this Agreement; (v) Equity Interests in any Person other than any wholly-owned Subsidiary, to the extent requiring the consent of one or more third parties that is not an Affiliate of the Obligors or prohibited by the terms of any applicable organizational documents or shareholders’ agreement, in each case, that is not entered into in contemplation of this Agreement; (vi) any Intellectual Property; (vi) any Excluded Accounts; (vii) any motor vehicles, airplanes, vessels or other assets subject to certificates of title; (viii) any margin stock; (ix) Letter-of-Credit Rights to the extent not constituting Supporting Obligations (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement); (x) any assets the grant of a security interest in which would be prohibited by Applicable Law but only, in each case, to the extent, and only for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC; provided that immediately upon the ineffectiveness, lapse or termination of any such prohibition, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, such assets as if such provision had never been in effect; and (xi) any leasehold interests in Real Estate; (xii) any assets for which the Agent and Borrower Agent have agreed that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Excluded Subsidiary shall mean (a) any Excluded Foreign Subsidiary; (b) any Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Obligations; (c) any Subsidiary with respect to which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority, unless such consent, approval, license or authorization has been received and is in effect (provided that the Borrowers shall be under no obligation to seek such consent, approval, license or authorization); (d) any Subsidiary for which the guaranteeing of the Obligations would result in material adverse tax consequences to the Borrowers and the Subsidiaries (as determined by the Borrower Agent in good faith); and (e) any other Subsidiary with respect to which, the Agent and the Borrower Agent agree that the burden or cost of providing a guarantee of the Obligations is excessive in relation to the benefits to be obtained by the Lenders therefrom.

Excluded Swap Obligation:  with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors)

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when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes:  (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) Taxes imposed pursuant to FATCA.

Extraordinary Expenses:  all reasonable and documented costs, expenses or advances incurred by Agent during a Default or Event of Default or an Obligor’s Insolvency Proceeding, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) exercise of any rights or remedies of Agent in, or the monitoring by Agent of, any Insolvency Proceeding; (d) settlement or satisfaction by Agent of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action by Agent; and (f) negotiation and documentation by Agent of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations.  Such reasonable and documented costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (limited to one primary counsel for the Agent and the Lenders, taken as a whole, and one local counsel for the Agent and the Lenders, taken as a whole, in each appropriate jurisdiction, and in the case of a conflict of interest, one additional counsel for each set of similarly situated affected parties), appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses, in each case, that are incurred by Agent.

FATCA:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate:  (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as reasonably determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

Financial Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, (ii) Availability is less than the greater of (x) 15% of the Borrowing Base and (y)

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$3,000,000, or (iii) Liquidity is less than $30,000,000; and (b) continuing until, during each of the preceding 90 consecutive days, (i) no Event of Default has existed, (ii) Availability has been not less than the greater of (x) 15% of the Borrowing Base and (y) $3,000,000, and (iii) Liquidity is not less than $30,000,000.

Fiscal Quarter:  each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year:  the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio:  the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash taxes paid, to (b) Fixed Charges; provided, that, notwithstanding the foregoing, any Capital Expenditures made after the Closing Date and prior to December 31, 2022, up to an aggregate amount of $35,000,000 shall be deemed financed with Borrowed Money so long as Borrowers maintain an aggregate amount of unrestricted cash on hand of at least $35,000,000 at all times during such period.

Fixed Charges:  the sum of (a) cash interest expense (other than payment-in-kind), (b) principal payments made on Borrowed Money (other than Loans and the full payment of the obligations of Obligors owed to Signature Bank prior to the Closing Date), (c) payments made on account of earn-outs with respect to Permitted Acquisitions and (d) Distributions made by Inari.

FLSA:  the Fair Labor Standards Act of 1938.

Flood Laws:  the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Foreign Lender:  any Lender that is not a U.S. Person.

Foreign Plan:  any employee benefit plan or arrangement (a) maintained or contributed to by a Borrower or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of a Borrower or any Subsidiary.

Foreign Subsidiary:  any Subsidiary which is not a Domestic Subsidiary.

Foreign Subsidiary Holding Company: any direct or indirect Subsidiary of a Borrower, all or substantially all of the assets of which consist of, directly or indirectly, the Equity Interests in one or more Foreign Subsidiaries and any of such Foreign Subsidiaries’ Subsidiaries.

Fronting Exposure:  a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment:  with respect to any Obligations, (a) the full and indefeasible cash payment thereof (other than contingent obligations not then due and payable or for which a claim has not yet been made and other than obligations in respect of any Secured Bank Product Obligations to the extent such Secured Bank Product Obligations have been Cash Collateralized or the applicable Secured Bank Product Provider and Obligor have made other arrangements reasonably acceptable to the applicable Secured Bank Product Provider), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent in its discretion, in the

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amount of required Cash Collateral).  No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

GAAP:  generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals:  all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment:  as defined in Section 5.10.3.

Guarantors: Inari Medical International, Inc., a Delaware corporation and each other Person that guarantees payment or performance of Obligations.  For the avoidance of doubt, no Foreign Subsidiary or Foreign Subsidiary Holding Company shall be a Guarantor.

Guaranty:  each guaranty agreement executed by a Guarantor in favor of Agent.

Indemnified Taxes:  (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees:  Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding:  any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property:  all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim:  any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period:  as defined in Section 3.1.3.

Investment:  an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IRS:  the United States Internal Revenue Service.

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Issuing Bank:  Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

Issuing Bank Indemnitees:  Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors and attorneys.

LC Application:  an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.

LC Conditions:  upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6.2 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the form of the Letter of Credit are reasonably satisfactory to Agent and Issuing Bank in their discretion.

LC Documents:  all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

LC Obligations:  the sum of (a) all amounts owing by Borrower for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request:  a request by Borrower Agent for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.

Lender Indemnitees:  Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors and attorneys.

Lenders:  lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office:  the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit:  any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline:  $5,000,000.

LIBOR:  the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall LIBOR be less than 1.00% (one percent).

LIBOR Loan:  a Loan that bears interest based on LIBOR.

LIBOR Screen Rate:  as defined in Section 1.5.

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LIBOR Successor Rate:  as defined in Section 1.5.

LIBOR Successor Rate Conforming Changes:  with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Base Rate, Interest Period, timing and frequency of determining rates and payments of interest and other administrative matters as may be appropriate, in Agent’s reasonable discretion, to reflect the adoption of such LIBOR Successor Rate and to permit its administration by Agent in a manner substantially consistent with market practice (or, if Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines in consultation with Borrowers).  Such changes shall provide that the LIBOR Successor Rate cannot be less than 1.00% (one percent) for purposes of this Agreement.

License:  any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor:  any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien:  an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver:  an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the License in such Intellectual Property, whether or not a default exists under any applicable License.

Liquidity: measured at any time, the sum of (a) cash and Cash Equivalents held in accounts at Bank of America or its Affiliates plus (b) Availability.

Loan:  a loan made by a Lender under the credit facility established by this Agreement.

Loan Documents:  this Agreement, Other Agreements and Security Documents.

Loan Year:  each 12 month period commencing on the Closing Date or an anniversary thereof.

Margin Stock:  as defined in Regulation U of the Federal Reserve Board of Governors.

Material Adverse Effect:  the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has a material adverse effect on (a) the business, operations, Properties or condition (financial or otherwise) of the Obligors and their Subsidiaries, taken as a whole, (b) the enforceability against any Obligor of any Loan Document to which it is a party, (c) the ability of the

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Obligors, taken as a whole, to perform their payment obligations under the Loan Documents; or (d) the ability of Agent or any Lender to enforce their rights and remedies under the Loan Documents.

Material Contract:  any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Borrowed Money in an aggregate amount of $5,000,000 or more.

Moody’s:  Moody’s Investors Service, Inc. or any successor reasonably acceptable to Agent.

Multiemployer Plan:  any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower, Subsidiary or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds:  with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on the Property sold; (c) income, transfer or similar taxes paid or reasonably estimated to be payable; (d) reserves for indemnities and contingent liabilities, until such reserves are no longer needed; and (e) amounts attributable to non-controlling interest holders in any non-wholly owned Subsidiary.

Notice of Borrowing:  a request by Borrower Agent for a Borrowing, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation:  a request by Borrower Agent for conversion or continuation of a Loan as a LIBOR Loan, in form reasonably satisfactory to Agent.

Obligations:  all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor:  each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC:  Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business:  the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents:  with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

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OSHA:  the Occupational Safety and Hazard Act of 1970.

Other Agreement:  each LC Document, fee letter, Lien Waiver, any Intercreditor Agreement, Borrowing Base Report, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with this Agreement or any transactions relating hereto.

Other Connection Taxes:  Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes:  all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance:  the amount by which Revolver Usage exceeds the Borrowing Base at any time.

Participant:  as defined in Section 13.2.

Patriot Act:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: as to any relevant action contemplated in this Agreement, the satisfaction of each of the following conditions:

(a) as of the date of any such action and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom;

(b) either:

(i) (x) Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, shall be not less than the greater of (1) $4,000,000 and (2) 20% of the Borrowing Base, (y) the Fixed Charge Coverage Ratio measured on a trailing four Fiscal Quarter basis (measured without regarding to the existence or non-existence of a Financial Covenant Trigger Period) prior to such action, determined on a pro forma basis after giving effect to such action, shall be equal to or greater than 1.00 : 1.00, and (z) Liquidity is at least $35,000,000; or

(ii) (x) Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, shall be not less than the greater of (1) $5,000,000 and (2) 25% of the Borrowing Base and (y) Liquidity is at least $40,000,000; and

(c) the Agent shall have received a certificate from a Senior Officer of the Borrower Agent certifying as to compliance and satisfaction with the preceding clauses and demonstrating in detail the calculations required thereunder.

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Payment Item:  each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC:  the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan:  any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower, any Subsidiary or ERISA Affiliate or to which a Borrower, any Subsidiary or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition:  any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1 and 10.2.2; (e) the Payment Conditions are satisfied with respect to each such Acquisition; and (f) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition (or such later date as may be agreed by the Agent), copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition:  an Asset Disposition constituting (a) sale of Inventory in the Ordinary Course of Business; (b) the abandonment, cancellation, non-renewal, or discontinuance of the use or maintenance of Intellectual Property or rights relating thereto in the Ordinary Course of Business; (c) non-exclusive licenses and sublicenses of Intellectual Property rights in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrowers and their Subsidiaries; (d) leases, subleases, licenses, or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others, in each case, in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the business of the Borrowers or any of their Subsidiaries; (e) Investments and Distributions not prohibited hereunder; (f) any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; (g) Asset Dispositions of Property to the extent that: (i) such Property is exchanged for, or credited against the purchase price of, similar replacement Property; or (ii) the Net Proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement Property; (h) (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the Ordinary Course of Business; and (ii) the sale, license or other transfer of Intellectual Property rights in connection with the settlement or waiver of contractual or litigation claims; provided that such sale, license or transfer does not materially interfere with the business of the Borrowers and their Subsidiaries, taken as a whole; (i) termination of licenses, leases, and other contractual rights in the Ordinary Course of Business, which does not materially interfere with the conduct of business of the Borrowers and their Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders; (j) disposition of worn out, obsolete, unmerchantable or otherwise unsalable Inventory or Equipment or other Property no longer used or useful in the business of the Borrowers and their Subsidiaries; (k) compromise or workout of Accounts that are past due in the Ordinary Course of Business and are not included in the calculation of the Borrowing Base; (l) termination of a lease of real or personal Property not necessary for the Ordinary Course of Business, which could not reasonably be expected to have a Material Adverse Effect and does not result from an

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Obligor’s default; (m) a disposition approved in writing by Agent and Required Lenders; (n) other Asset Dispositions not otherwise permitted; provided that: (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition; (ii) such Asset Disposition is made for fair market value and the consideration received, if any, shall be no less than 75% in cash; provided that solely for purposes of the foregoing, the following consideration shall be treated as cash: (x) any consideration arising from the assumption of any liabilities (other than liabilities that are by their terms subordinated to the Obligations) so long as the Borrower and the Subsidiaries are fully released therefrom, and (y) up to $1,000,000 in non-cash consideration; (iii) the aggregate fair market value of all property disposed of in reliance on this clause (n) shall not exceed $1,000,000 during any 12 month period; provided further that no Asset Disposition under this clause (n) shall consist of Accounts without the prior written consent of Agent; or (o) other Asset Dispositions agreed to by Agent in writing in its Permitted Discretion.

Permitted Contingent Obligations:  Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $5,000,000 or less at any time.

Permitted Discretion:  a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Distributions: (a) Distributions in the form of Equity Interests, (b) repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (c) payments made or expected to be made by any Borrower in respect of withholding or similar Taxes payable by any future, present, or former employee, director, manager, or consultant, and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock, (d) cash payments in lieu of fractional shares in connection with the exercise of warrants, options, or other securities, convertible or exchangeable for Equity Interests of any Borrower and (e) other Distributions made in cash so long as the Payment Conditions are satisfied with respect to each such Distribution made under this clause (e).

Permitted Lien:  as defined in Section 10.2.2.

Permitted Purchase Money Debt:  Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person:  any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan:  any Benefit Plan, other than a Multiemployer Plan, maintained for employees of a Borrower or any Subsidiary, or to which a Borrower or any Subsidiary is required to contribute on behalf of its employees.

Platform:  as defined in Section 14.3.3.

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Prime Rate:  the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata:  with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested:  with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on the Accounts of a Borrower or any material assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances:  as defined in Section 2.1.6.

PTE:  a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Purchase Money Debt:  (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases except for accrued interest, fees and expenses) thereof.

Purchase Money Lien:  a Lien that secures Purchase Money Debt, encumbering only the fixed or capital assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP:  an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Real Estate:  all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient:  Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

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Refinancing Conditions:  no Default or Event of Default exists upon giving effect to the Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (a) does not have a greater principal amount (except for the amount of any accrued interest and fees and any fees and expenses incurred in such refinancing), earlier final maturity or shorter weighted average life, (b) is subordinated to the Obligations to at least the same extent (if applicable), (c) has representations, covenants, defaults and other terms, taken as a whole, not materially less favorable to Borrowers, and (d) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property.

Refinancing Debt:  Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date:  as defined in Section 2.2.2.

Rent and Charges Reserve:  the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report:  as defined in Section 12.2.3.

Reportable Event:  any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, (ii) Availability is less than the greater of (x) 20% of the Borrowing Base and (y) $4,000,000, or (y) Liquidity is less than $32,500,000; and (b) continuing until, during each of the preceding 60 consecutive days, (i) no Event of Default has existed, (ii) Availability has been not less than the greater of (x) 20% of the Borrowing Base and (y) $4,000,000, and (y) Liquidity is not less than $32,500,000.

Required Lenders:  Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

Restricted Investment:  any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Investments made after the Closing Date by any Obligor in any other Obligor; (c) Investments made after the Closing Date by any Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor; (d) Investments made after the Closing Date by any Subsidiary that is not an Obligor in any Obligor; (e) so long as no Default or Event of Default exists immediately prior to and after giving effect thereto, Investments made after the Closing Date by any Obligor in (i) any Subsidiary that is not an Obligor in an aggregate amount not to exceed $1,000,000 at any one time outstanding and (ii) any Foreign Subsidiary in an amount at any time outstanding not to exceed $2,500,000 with respect to any single Foreign Subsidiary and $5,000,000 in the aggregate; (f) deposits made in the Ordinary Course of Business to secure the performance of leases, the payment of rent or other obligations permitted hereunder; (g) Bank Products permitted hereunder; (h) Investments in the form of travel advances and relocation and other loans and advances to employees for reasonable and customary business-related travel, entertainment, relocation, and analogous ordinary business purposes, and payroll

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advances in connection with changes in payroll systems and other advances of payroll payments to employees, in each case in the Ordinary Course of Business; (i) Investments consisting of loans to employees to finance the purchase of Equity Interests of the Borrowers pursuant to employee stock purchase plans or agreements approved by the Borrowers’ board of directors; (j) Investments consisting of extensions of credit to the customers of the Borrowers or of any of their Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or licensing activities of such Borrower or such Subsidiary, in each case in the Ordinary Course of Business; (k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of litigation, delinquent obligations of, and other disputes with, customers, suppliers or other Persons arising in the Ordinary Course of Business (including Investments received upon foreclosure of any secured customer leases or licenses); (l) Investments held by a Person acquired in a Permitted Acquisition; provided that such Investments are held by such Person or are made pursuant to a binding commitment of such Person in effect as of the date of such Permitted Acquisition and not acquired or entered into in contemplation of such Permitted Acquisition; (m) Investments received in connection with any Permitted Asset Disposition; (n) so long as no Default or Event of Default exists immediately prior to and after giving effect thereto, additional Investments in an aggregate amount not to exceed $1,000,000 at any one time outstanding; (o) Bank Products (p) cash and Cash Equivalents; (q) loans and advances permitted under Section 10.2.7; (r) Permitted Acquisitions; (s) Investments constituting cash collateral for the Signature Letter of Credit; and (t) any other Investments made in cash (other than Acquisitions) so long as the Payment Conditions are satisfied with respect to each such other Investment.

Restrictive Agreement:  an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower or other Obligor to incur or repay the Obligations, to grant Liens on any assets to secure the Obligations, to declare or make Distributions to a Borrower, or to repay any intercompany Debt to a Borrower.

Revolver Usage:  (a) the aggregate amount of outstanding Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

S&P:  Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor reasonably acceptable to Agent.

Sanction:  any sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other applicable sanctions authority.

Scheduled Unavailability Date:  as defined in Section 1.5.

Secured Bank Product Obligations:  Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider:  (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties:  Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

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Security Documents:  the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer:  the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.

Settlement Report:  a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Signature Letter of Credit: letter of credit # S93061093 in amount of $337,920.00 issued by Signature Bank for the account of Borrower Agent (and any replacement thereof that does not increase the amount thereof).

Solvent:  as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor:  an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Stated Amount:  the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt:  Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary:  any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap:  as defined in Section 1a(47) of the Commodity Exchange Act.

Swap Obligations:  obligations under an agreement relating to a Swap.

Swingline Loan:  any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

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Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date:  September 4, 2023, or such earlier date on which the Commitments terminate hereunder.

Transferee:  any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC:  the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unused Line Fee Rate:  a per annum rate equal to (a) 0.375%, if average daily Revolver Usage was 50% or less of the Commitments during the preceding calendar month, or (b) 0.25%, if average daily Revolver Usage was more than 50% of the Commitments during such month.

Upstream Payment:  a Distribution by a Subsidiary of such Borrower.

U.S. Person:  “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate:  as defined in Section 5.9.2(b)(iii).

Value:  for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers:  the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Borrowers may adopt a change required or permitted by GAAP after the Closing Date as long as Borrowers’ certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner satisfactory to Required Lenders to address the change.  Notwithstanding the foregoing, (x) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and Debt of the Borrowers and their Subsidiaries subject thereto shall be deemed to be carried at 100% of the outstanding principal amount thereof and (y) to the extent that any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as Capital Leases under GAAP as so revised, such change in classification of leases from operating leases to Capital Leases shall be ignored for purposes of determining compliance with any covenant (including the computation of any financial covenant) under this Agreement and any of the other Loan Documents (provided, any financial statements required to be delivered hereunder shall be required to be delivered in conformity with

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GAAP, applied on a consistent basis, as in effect from time to time together with a detailed reconciliation between calculations before and after giving effect to such change in GAAP).

1.3Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York:  “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references in the Loan Documents to any (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) section mean, unless the context otherwise requires, a section of this Agreement; (d) exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean (except as otherwise specified herein) the reasonable discretion of such Person exercised at any time.  All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

1.5LIBOR Amendment.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining LIBOR for any applicable interest period, because the LIBOR quote on the applicable screen page (or other source) used by Agent to determine LIBOR (“LIBOR Screen Rate”) is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date (“Scheduled Unavailability Date”) after which LIBOR or the LIBOR Screen Rate will no longer be available or used for determining the interest rate of loans; or

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(c)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination or receipt of notice by Agent, Agent and Borrower Agent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (“LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and the amendment shall be effective at 5:00 p.m. on the fifth Business Day after Agent posts the amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders notify Agent that they do not accept the amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred, Agent will promptly notify Borrowers and Lenders.  Thereafter, (i) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (ii) the LIBOR component shall no longer be used in determining Base Rate.  Upon receipt of such notice, Borrower Agent may revoke any pending request for funding, conversion or continuation of a LIBOR Loan (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have requested a Base Rate Loan.

Section 2.CREDIT FACILITIES

2.1Loan Commitments

2.1.1.Commitments.  Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Termination Date.  The Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2.Notes.  Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender.  At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3.Use of Proceeds.  The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers and their Subsidiaries, including working capital and other general corporate purposes.  Borrowers shall not, directly or knowingly indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person; or (iii) to purchase or carry (or to reduce or refinance any Debt incurred to purchase or carry) any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

2.1.4.Voluntary Reduction or Termination.  Upon at least 15 Business Days prior written notice to Agent at any time, Borrowers may terminate or reduce the Commitments.  Each reduction shall be in an increment of $5,000,000, but not less than $10,000,000, and shall be specified in the notice.  Any notice of termination or reduction by Borrowers shall be irrevocable; provided that any such notice may be conditioned upon the occurrence of a refinancing or receipt of proceeds of Debt or Equity Interests.

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2.1.5.Overadvances.  Any Overadvance shall be repaid by Borrowers upon demand by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents.  Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders.  In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments.  No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6.Protective Advances.  Agent shall be authorized, in its Permitted Discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses.  Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time.  Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.  No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto.  No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7.Increase in Commitments.  Borrowers may request an increase in Commitments from time to time upon not less than 30 days’ (or such shorter period as may be acceptable to Agent) notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers and (b) total increases under this Section do not exceed $20,000,000 and no more than 3 increases are made. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided (i) the conditions set forth in Section 6.2 are satisfied at such time; and (ii) to the extent Collateral includes any Real Estate, flood insurance diligence and documentation have been completed as required by all Flood Laws or otherwise in a manner satisfactory to all Lenders. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.

2.2Letter of Credit Facility

2.2.1.Issuance of Letters of Credit.  Issuing Bank shall issue Letters of Credit for the account of any Borrower or its Subsidiaries from time to time until the Termination Date, on the terms set forth herein, including the following:

(a)Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of

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Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days (or such shorter period as may be agreed by Issuing Bank) prior to the requested date of issuance; (ii) each LC Condition is satisfied on the requested date of issuance; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender.  If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)Letters of Credit may be requested by a Borrower to support obligations constituting lawful corporate purposes of the Borrowers and their Subsidiaries, including Investments, Distributions, working capital and other general corporate purposes.  Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c)Borrowers assume all risks of any beneficiary’s acts, omissions or misuses of a Letter of Credit.  None of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to any Letter of Credit or claimed against Issuing Bank, Agent or any Lender.  Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2.Reimbursement; Participations.

(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same Business Day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank

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for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time.  Issuing Bank is issuing Letters of Credit in reliance upon this participation.  If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment.  Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s bad faith, gross negligence or willful misconduct.

2.2.3.Cash Collateral.  At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Termination Date is scheduled to occur within five (5) Business Days or the Termination Date occurs.  If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

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2.2.4.Resignation of Issuing Bank.  Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank.  From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date.  A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

Section 3.INTEREST, FEES AND CHARGES

3.1Interest

3.1.1.Rates and Payment of Interest.

(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.

(b)During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time.  Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.

3.1.2.Application of LIBOR to Outstanding Loans.

(a)Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, at expiration of an Interest Period for a LIBOR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Base Rate Loan.  Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining LIBOR.

3.1.3.Interest Periods.  Borrowers shall select an interest period (“Interest Period”) of 30, 60, or 90 days to apply to each LIBOR Loan; provided, that (a) the Interest Period shall begin on the

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date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.1.4.Interest Rate Not Ascertainable.  If, due to any circumstance affecting the London interbank market, Agent reasonably determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination.  Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2Fees

3.2.1.Unused Line Fee.  Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Termination Date.

3.2.2.LC Facility Fees.  Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) shall be increased by 2.00% per annum.

3.2.3.Closing Fee.  On the Closing Date, Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee of $150,000.

3.2.4.Fee Letters.  Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.

3.4Reimbursement Obligations.  Borrowers shall pay all Claims promptly upon request.  Borrowers shall also reimburse Agent for all reasonable and documented legal (limited to reasonable and documented fees of one counsel for Agent  and one local counsel for Agent in each relevant jurisdiction,

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and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction), accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party.  All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction.  Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder.  If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall promptly pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due within 10 Business Days following receipt by Borrower Agent of a reasonably detailed invoice.

3.5Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, issue, fund, participate in, or charge applicable interest or fees with respect to, any Loan or Letter of Credit, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain, fund or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers shall prepay the applicable Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender cannot continue to maintain the LIBOR Loan.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6Inability to Determine Rates.  Unless and until a LIBOR Successor Rate is implemented in accordance with Section 1.5, Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request with respect to a Loan, (a) Agent reasonably determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (b) Agent or Required Lenders reasonably determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan.  Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent reasonably determines (or is instructed by Required Lenders) to withdraw the notice.  Upon receipt of such notice, Borrower Agent may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan, and Agent may (or shall upon request by Required Lenders) immediately convert any affected LIBOR Loan to a Base Rate Loan.

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3.7Increased Costs; Capital Adequacy

3.7.1.Increased Costs Generally.  If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2.Capital Requirements.  If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3.LIBOR Loan Reserves.  If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive).  The additional interest shall be due and payable on each interest payment date for the Loan; provided, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 Business Days prior to the interest payment date, then such interest shall be payable 10 Business Days after Borrowers’ receipt of the notice.

3.7.4.Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent

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of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or eliminate or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous in any material respect or unlawful.  Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9Funding Losses.  If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.  For purposes of calculating such amounts, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.LOAN ADMINISTRATION

4.1Manner of Borrowing and Funding Loans

4.1.1.Notice of Borrowing.

(a)To request Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received by Agent after such time shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

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(b)Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation.  In addition, Agent may, at its option, charge such amount against (a) the Borrowers’ primary operating account maintained with Agent or any of its Affiliates (as designated by Borrower Agent to Agent from time to time) and (b) if such primary operating account has insufficient funds to satisfy such charge or if Borrowers have failed to designate a primary operating account, from any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates, and in any case, Agent shall promptly notify Borrower Agent of any such charge.

(c)If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item.  Proceeds of the Loan may be disbursed directly to the account.

4.1.2.Fundings by Lenders.  Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a LIBOR Loan.  Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent.  Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.  Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3.Swingline Loans; Settlement.

(a)To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000.  Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder.

(b)Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary.  Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled.  If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.  Lenders’ obligations to make settlements and to fund participations are absolute,

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irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4.Notices.  If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable.  Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.2Defaulting Lender.  Notwithstanding anything herein to the contrary:

4.2.1.Reallocation of Pro Rata Share; Amendments.  For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.Payments; Fees.  Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations.  A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.  If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders.  Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.Status; Cure.  Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error.  Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document.  No Lender shall be responsible for default by another Lender.

4.3Number and Amount of LIBOR Loans; Determination of Rate.  Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof.  No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.  Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

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4.4Borrower Agent.  Each Borrower hereby designates Inari (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon any notice or communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower.  Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5One Obligation.  The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6Effect of Termination.  On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products.  Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Agent shall not be required to terminate its Liens if within the 60 days prior to the Full Payment of the Obligations a  Cash Dominion Trigger Period existed unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations.  Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5.PAYMENTS

5.1General Payment Provisions.  Except as provided by Section 5.8, all payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes except as required by Applicable Law, and in immediately available funds, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Event of Default exists) any prepayment shall be applied first to Base Rate Loans before LIBOR Loans.

5.2Repayment of Loans.  Loans may be prepaid from time to time, without penalty or premium.  Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6.

5.3Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

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5.4Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5Application and Allocation of Payments

5.5.1.Application.  Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its reasonable discretion.

5.5.2.Post-Default Allocation.  Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)third, to all amounts owing to Issuing Bank;

(d)fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)sixth, to Cash Collateralize all LC Obligations;

(g)seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h)eighth, to all other Secured Bank Product Obligations; and

(i)last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories.  If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category.  Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category.  Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider.  If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero.

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The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Borrower has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3.Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6Dominion Account.  The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Trigger Period.  Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7Account Stated.  Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder.  Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Entries in a loan account shall be presumptive evidence of the information contained therein.  If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days that specific information is subject to dispute.

5.8Taxes

5.8.1.Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding.

(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2.Payment of Other Taxes.  Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

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5.8.3.Tax Indemnification.

(a)Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section.  Each Borrower shall make payment within 10 Business Days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender and Issuing Bank shall make payment within 10 Business Days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4.Evidence of Payments.  As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5.Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank.  If a Recipient determines in its discretion exercised in good faith that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section 5.8, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).  Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its

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tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9Lender Tax Information

5.9.1.Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower Agent and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2.Documentation.  Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed copies of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest

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exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3.Redelivery of Documentation.  If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower Agent and Agent in writing of its inability to do so.

5.10Nature and Extent of Each Borrower’s Liability

5.10.1.Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

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5.10.2.Waivers.

(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  Agent may, to the extent permitted by Applicable Law, bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3.Extent of Liability; Contribution.

(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be

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recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)This Section shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations.  Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4.Joint Enterprise.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5.Subordination.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6.CONDITIONS PRECEDENT

6.1Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto.

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(b)Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches of the Obligors and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Agent.

(d)Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder on the Closing Date, (i) the Borrowers and their Subsidiaries, on a consolidated basis, are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects).

(e)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)Agent shall have received a written opinion of Latham & Watkins, LLP, in form and substance reasonably satisfactory to Agent.

(g)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.  Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i)Each Borrower shall have provided, in form and substance reasonably satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender reasonably requests at least 10 Business Days prior to the Closing Date in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation.  If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(j)Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results reasonably satisfactory to Agent.  No event shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2019.

(k)Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date that have been invoiced to the Borrowers at least 3 Business Days prior to the Closing Date.

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(l)Agent shall have received a Borrowing Base Report as of July 31, 2020.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $7,000,000.

6.2Conditions Precedent to All Credit Extensions.  Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan, or arranging any Letter of Credit), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)No Default or Event of Default exists;

(b)The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except for representations and warranties that expressly apply only on an earlier date and except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects); and

(c)With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of the credit extension.  As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

6.3Post Closing Date Requirements.  Borrowers shall deliver to Agent, each of the following, in form and substance satisfactory to Agent, within the prescribed time periods:

(a)Within 120 days after the Closing Date (or such longer period as determined by Agent), evidence that Borrowers have closed the Deposit Accounts of Obligors maintained at East West Bank; and

(b)Within 120 days after the Closing Date (or such longer period as determined by Agent), evidence that Borrowers have closed the Deposit Accounts of Obligors maintained at Silicon Valley Bank.

Section 7.COLLATERAL

7.1Grant of Security Interest.  To secure the prompt payment and performance of its Obligations, each Borrower and each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all Property of such Borrower and such Guarantor, including the following, whether now owned or hereafter acquired, and wherever located:

(a)all Accounts;

(b)all Chattel Paper, including electronic chattel paper;

(c)all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)all Deposit Accounts;

(e)all Documents;

(f)all General Intangibles, excluding Intellectual Property;

(g)all Goods, including Inventory, Equipment and fixtures;

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(h)all Instruments;

(i)all Investment Property;

(j)all Letter-of-Credit Rights;

(k)all Supporting Obligations;

(l)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing or anything herein to the contrary, the Collateral shall not include, and no Borrower or Guarantor shall be deemed to have granted a Lien on or security interest in any Excluded Property.  Each representation, warranty and covenant regarding the Collateral shall be interpreted as giving effect to the exclusion of the Excluded Property.

7.2Lien on Deposit Accounts; Cash Collateral

7.2.1.Deposit Accounts.  Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of a Borrower or Guarantor, including sums in any blocked, lockbox, sweep or collection account, but in all events excluding all Excluded Property.  Each Borrower hereby authorizes and directs each bank or other depository, solely during a Cash Dominion Trigger Period, to deliver to Agent, upon request, all balances in any Deposit Account included in the Collateral that is maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2.Cash Collateral.  Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrowers, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss.  As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise.  Agent may apply Cash Collateral to payment of such Obligations as they become due, in accordance with the terms of this Agreement.  All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3Reserved.

7.4Other Collateral

7.4.1.Commercial Tort Claims.  Borrowers and Guarantors shall promptly notify Agent in writing if any Borrower or any Guarantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

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7.4.2.Certain After-Acquired Collateral.  Borrowers and Guarantors shall (a) promptly notify Agent if a Borrower or a Guarantor obtains an interest in any Deposit Account, Chattel Paper, Document, Instrument, Investment Property or Letter-of-Credit Right, with a fair market value in the aggregate in excess of $5,000,000 that is required to be included in the Collateral, and (b) upon request, take such actions as Agent reasonably deems appropriate to effect its perfected, first priority Lien (subject to Permitted Liens) on the Collateral, including obtaining any possession, control agreement or Lien Waiver required to be delivered hereunder.  If Collateral is in the possession of a third party, Borrowers and Guarantors shall use commercially reasonable efforts to obtain an acknowledgment from such party that it holds the Collateral for the benefit of Agent.

7.5Limitations.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers or Guarantors relating to any Collateral.  In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6Further Assurances.  All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon request, Borrowers and Guarantors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Borrower and each Guarantor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower or such Guarantor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7[Reserved].

Section 8.COLLATERAL ADMINISTRATION

8.1Borrowing Base Reports.  By the 20th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month, provided, that, at any time during any Reporting Trigger Period, Borrowers shall deliver to Agent a Borrowing Base Report as of the second Business Day of each week prepared as of the close of business of the previous week.  All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent.  Agent may from time to time adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

8.2Accounts

8.2.1.Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request.  Each Borrower shall also provide to Agent, together with delivery of each Borrowing Base Report, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of

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$1,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2.Taxes.  If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, during the continuation of a Cash Dominion Trigger Period, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or relate to any Collateral.

8.2.3.Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise.  Borrowers shall use commercially reasonable efforts to cooperate with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.Maintenance of Dominion Account.  Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent.  Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during a Cash Dominion Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account is not maintained with Bank of America, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America.  Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.Proceeds of Collateral.  Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3Inventory

8.3.1.Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory.

8.3.2.Reserved.

8.3.3.Acquisition, Sale and Maintenance.  No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory.  Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

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8.4Equipment.

8.4.1.Records and Schedules of Equipment.  Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, but in no event more frequently than once per calendar year, a current schedule thereof, in form reasonably satisfactory to Agent.  Promptly upon Agent’s reasonable request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.[Reserved].

8.4.3.Condition of Equipment.  The Equipment is in good operating condition and repair, reasonable wear and tear excepted.  Except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, each Borrower shall ensure that the Equipment is mechanically and structurally sound in all material respects, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5Deposit Accounts.  Schedule 8.5 lists all Deposit Accounts maintained by Borrowers, including Dominion Accounts.  Each Borrower shall take all actions necessary to establish Agent’s first priority Lien, subject only to Permitted Liens, on each Deposit Account (except Excluded Accounts).  Borrowers shall be the sole account holders of each Deposit Account (except Excluded Accounts) and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts (except Excluded Accounts) or any Property deposited therein.  Borrowers shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect the same.

8.6General Provisions

8.6.1.Location of Collateral.  All tangible items of Collateral, other than Inventory in transit and items of Collateral with an aggregate value not in excess of $2,500,000, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 days (or such lesser period as Agent may agree) prior written notice to Agent (which notice shall be deemed to supplement Schedule 8.6.1).

8.6.2.Insurance of Collateral; Condemnation Proceeds.

(a)Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A-, unless otherwise approved by Agent in its discretion); provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders.  From time to time upon request, Borrowers shall deliver to Agent copies of its insurance policies and, if Real Estate secures any Obligations, updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days (or 10 days in the case of cancellation for non-payment) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) to the extent available from such insurer, specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for any insurance, Agent may, in its Permitted Discretion, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agent,

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promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, unless Agent otherwise agrees, only Agent may settle, adjust and compromise such claims.

(b)At any time during a Cash Dominion Trigger Period, any proceeds of insurance (other than workers’ compensation or D&O insurance) and any awards arising from condemnation of Collateral shall be paid directly to Agent for application to the Obligations.

(c)If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

8.6.3.Protection of Collateral.  All reasonable and documented expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.Defense of Title.  Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7Power of Attorney.  Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent’s designee, may (in its discretion), without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)At any time a Cash Dominion Trigger Period exists, endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, in each case that constitute Collateral, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document;

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(vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts that constitute Collateral or any other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts that constitute Collateral and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary, in each case, that constitutes Collateral; (xii) exercise any voting or other rights relating to Investment Property that constitutes Collateral; and (xiii) take all other actions as Agent reasonably deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

Section 9.REPRESENTATIONS AND WARRANTIES

9.1General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.Organization and Qualification.  Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.  No Obligor is an EEA Financial Institution.  The information included in the Beneficial Ownership Certification most recently provided to Agent and Lenders (if any) is true and complete in all respects.

9.1.2.Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract except as could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

9.1.3.Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and the availability of remedies.

9.1.4.Capital Structure.  Schedule 9.1.4 shows, as of the Closing Date, for each Borrower and Subsidiary, (i) its name and jurisdiction of organization, and (ii) except with respect to Inari, its authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable.

9.1.5.Title to Properties; Priority of Liens.  Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or

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Lenders, in each case free of Liens except Permitted Liens, except (a) those which have been disposed of by the Borrowers and their Subsidiaries subsequent to such date which dispositions have been in the Ordinary Course of Business or as otherwise permitted hereunder and (b) for such defects of title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no owned Real Estate is located in a special flood hazard zone, except as disclosed on Schedule 9.1.5.  Each Borrower and Subsidiary has paid and discharged all lawful claims (other than any claims being Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.   This Agreement creates in favor of Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described herein, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies and (a) when the certificated Equity Interests and Instruments that constitute Collateral are delivered to Agent, the Lien created under this Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers in such certificated Equity Interests and Instruments, in each case prior and superior in right to any other Person, and (b) when financing statements in appropriate form are filed in the appropriate offices, the Liens created under this Agreement will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral (other than Deposit Accounts) as to which a Lien may be perfected in such filing offices, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

9.1.6.Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)it is genuine and in all respects what it purports to be;

(b)it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending

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against any Account Debtor whose Accounts are included in the calculation of the Borrowing Base that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7.Financial Statements.  The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP in all material respects, and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being recognized by Agent and Lenders that such projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such differences may be material and that such projections are not a guarantee of financial performance).  Since December 31, 2019, there has been no change in the condition, financial or otherwise, of the Borrowers and their Subsidiaries, taken as a whole that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  The Borrowers and their Subsidiaries, on a consolidated basis, are Solvent.

9.1.8.Surety Obligations.  No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9.Taxes.  Each Borrower and Subsidiary has filed all federal and material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10.Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened in writing Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property).  All registered Intellectual Property owned by any Borrower or Subsidiary as of the Closing Date is shown on Schedule 9.1.11.

9.1.12.Governmental Approvals.  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.Compliance with Laws.  Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law,

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except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  No Inventory has been produced in material violation of the FLSA.

9.1.14.Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14 or as could not reasonably be expected to result in a Material Adverse Effect, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  Except as could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary has received any Environmental Notice.  Except as could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15.Burdensome Contracts.  As of the Closing Date, no Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.Litigation.  Except as shown on Schedule 9.1.16, (as may be amended by the Borrowers from time to time with the prior written consent of Agent provided by Agent in its Permitted Discretion) there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened in writing against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary.  Except as shown on such Schedule (as amended from time to time in accordance with Section 7.4.1), no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000).  No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract (other than a Material Contract related to Debt).  There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract (other than a Material Contract related to Debt) prior to its scheduled termination date.

9.1.18.ERISA.  Except as disclosed on Schedule 9.1.18:

(a)Except as could not be reasonably expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrowers, any Subsidiary and any ERISA Affiliate have met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006 with respect to a Pension Plan, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Pension Plan or Multiemployer Plan, as applicable.

(b)There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has resulted in any existing liability that has, or could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that

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could reasonably be expected to have a Material Adverse Effect. As of the Closing Date no Borrower is or will be a Benefit Plan.

(c)Except as could not be reasonably expected, individually, or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Borrower, Subsidiary or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Borrower, Subsidiary, or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Borrower, Subsidiary or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)With respect to any Foreign Plan, except as could not be reasonably expected, individually, or in the aggregate, to have a Material Adverse Effect: (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19.Reserved.

9.1.20.Labor Relations.  Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement.  Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or (ii) to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.Payable Practices.  No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22.Not a Regulated Entity.  No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.Margin Stock.  No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24.OFAC.  No Borrower, Subsidiary, or, to the knowledge of any Borrower, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any

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individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.2Complete Disclosure.  The Loan Documents, taken as a whole, do not contain any untrue statement of a material fact, nor fail to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.COVENANTS AND CONTINUING AGREEMENTS

10.1Affirmative Covenants.  As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1.Inspections; Appraisals.

(a)Permit Agent from time to time, subject (unless an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants (provided that representatives of the Borrowers shall be permitted to be present at any discussion with the independent accountants) such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Each Borrower and its Subsidiaries may place reasonable limits on access to information, the disclosure of which is subject to attorney-client or attorney work product privileges and neither any Borrower nor any Subsidiary shall be required to disclose any trade secrets.  Lenders may participate in any such visit or inspection, at their own expense.  Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor.  Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with examinations of Obligors’ books and records or any other financial or Collateral matters as it reasonable deems appropriate, up to one (1) time per calendar year (and up to two (2) times per calendar year, if, at any time during the prior 12 month period, a Reporting Trigger Period was in effect); provided, that if an examination or appraisal is initiated during a Default or Event of Default, all reasonable and documented charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits.  Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.  No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2.Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP in all material respects reflecting all financial transactions; and furnish to Agent and Lenders:

(a)as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification or similar notation (other than a qualification related to the maturity of the Obligations within one year from the date such opinion is

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delivered or actual or prospective breach of any financial covenants herein)) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (provided that BDO USA, LLP shall be acceptable to Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent; provided that Borrowers’ notice to Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K will satisfy the requirements under this Section 10.1.2(a); provided, further that in the event EBITDA of non-Obligor Subsidiaries of Borrowers at any time exceed 10% of the aggregate EBITDA of Borrowers and Subsidiaries, the financial statements required in Section 10.1.2(a) hereunder shall be delivered on a consolidated and consolidating basis in form and substance satisfactory to Agent (it being understood and agreed that any financial statements delivered on a consolidating basis hereunder shall not be required to be audited).

(b)as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer or other Senior Officer of Borrower Agent as prepared in accordance with GAAP in all material respects and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year end adjustments and the absence of footnotes; provided that Borrowers’ notice to Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under this Section 10.1.2(b); provided, that in the event EBITDA of non-Obligor Subsidiaries of Borrowers at any time exceed 10% of the aggregate EBITDA of Borrowers and Subsidiaries, the financial statements required in Section 10.1.2(b) hereunder shall be delivered on a consolidated and consolidating basis.

(c)concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)not later than 30 days after the commencement of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations and cash flow for such Fiscal Year, month by month, and for the next two Fiscal Years, year by year;

(f)at Agent’s request, which request shall not be made more than once per calendar month (or not more than once per calendar week during a Reporting Trigger Period), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form and substance satisfactory to Agent;

(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 10.1.2(g) shall be deemed delivered for purposes of this Agreement when Borrowers notify Agent that such information is posted to the website of any of the Borrowers or the website of the SEC;

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(h)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i)such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.

10.1.3.Notices.  Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could reasonably be expected to result in a Material Adverse Effect; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, in each case, that could reasonably be expected to result in a Material Adverse Effect; (i) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; (j) [reserved]; or (k) any opening of a new office or place of business by a Borrower at which the Borrower reasonably anticipates maintaining Collateral with an aggregate fair market value in excess of $2,000,000, at least 30 days (or such later date as Agent may agree) prior to such opening.

10.1.4.Landlord and Storage Agreements.  Upon reasonable request, and subject to any applicable confidentiality restrictions, provide Agent with copies of all agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.5.Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary that could reasonably be expected to result in a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.Taxes.  Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A-, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $6,000,000 with deductibles and subject to an endorsement or assignment satisfactory to Agent.

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10.1.8.Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent of any default or breach asserted by any Person to have occurred under any License, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

10.1.9.Future Subsidiaries.  Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not an Excluded Subsidiary, cause it to guaranty the Obligations pursuant to documentation in form reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person that are required to constitute Collateral hereunder, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.2Negative Covenants.  As long as any Commitment or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1.Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)the Obligations;

(b)Subordinated Debt;

(c)Permitted Purchase Money Debt;

(d)existing Borrowed Money not satisfied with the initial Loan proceeds, including, without limitation, obligations in respect of the Signature Letter of Credit;

(e)Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $10,000,000 in the aggregate at any time;

(g)Permitted Contingent Obligations;

(h)Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)unsecured Debt up to $10,000,000  in the aggregate at any time;

(j)unsecured intercompany Debt:

(i)owed by any Obligor to another Obligor;

(ii)owed by any Obligor to any Subsidiary that is not an Obligor (provided that such Debt shall be subordinated to the Obligations in a manner reasonably satisfactory to Agent);

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(iii)owed by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor; and

(iv)owed by any Subsidiary that is not an Obligor to any Obligor to the extent constituting an Investment permitted hereunder (provided that any such Indebtedness shall be evidenced by a note in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to this Agreement);

(k)Debt under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing;

(l)to the extent constituting Debt, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing consideration for a Permitted Acquisition and incurred in connection with any Permitted Acquisition;

(m)customer advances or deposits received in the ordinary course of business; and

(n)Indebtedness representing installment insurance premiums owing in the Ordinary Course of Business.

10.2.2.Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)Liens in favor of Agent;

(b)Purchase Money Liens securing Permitted Purchase Money Debt;

(c)Liens for Taxes, levies, assessments and other governmental charges or levies not yet due or not yet delinquent or being Properly Contested;

(d)statutory Liens including claims or Liens of materialmen, mechanics, carriers, warehousemen, processors, suppliers, landlords and other similar Liens for labor, materials, supplies or rentals, and other similar amounts (other than Liens for Taxes or imposed under ERISA), but only if (i) payment of the obligations secured thereby is not yet overdue for a period of more than thirty (30) days or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property in the operation of the business of any Borrower or Subsidiary;

(e)Liens incurred or deposits made in the Ordinary Course of Business in connection with or to secure the performance of bids, trade and commercial contracts and leases and the payment of rent (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, government tenders, bids, contracts, statutory obligations and other similar obligations incurred in the Ordinary Course of Business (including workers’ compensation, unemployment insurance and other types of social security or similar legislation) and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the ordinary course of business of any Borrower or any Subsidiary, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

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(g)Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are in existence for less than 30 consecutive days or being Properly Contested;

(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)normal and customary statutory and common law Liens and rights of setoff and recoupment upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)Liens on assets (other than Eligible Accounts then included in the Borrowing Base) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(k)existing Liens shown on Schedule 10.2.2; provided, that in no event shall Permitted Liens include Liens securing Intellectual Property;

(l)Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the Ordinary Course of Business of the Borrowers and their Subsidiaries;

(m)contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the Ordinary Course of Business to the extent limited to the property or assets relating to such contract;

(n)any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement entered into by any Borrower or any Subsidiary in the Ordinary Course of Business and not prohibited by this Agreement;

(o)any license, sublicense, lease, or sublease granted by the Borrower or any Subsidiary to third parties in the ordinary course of its business and in accordance with any applicable terms of the Security Documents which do not: (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries; or (ii) secure any Indebtedness;

(p)to the extent constituting Liens, any option or other agreement to purchase any asset of any Borrower or any of its Subsidiaries, the disposition of which is expressly permitted under this Agreement;

(q)reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Debt under Bank Products;

(r)Liens solely on any cash earnest money deposits or escrow arrangements made by any Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any Acquisition permitted under this Agreement;

(s)Liens in the nature of: (i) customary setoff rights in favor of any counterparty to any Swaps expressly permitted under this Agreement, and (ii) setoff rights granted to third parties pursuant

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to trade and other similar contracts with any Borrower or any Subsidiary and limited to payments owed to any Borrower or any Subsidiary under such contracts that do not constitute Debt;

(t)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(u)existing Liens shown on Schedule 10.2.2 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Debt pursuant to Section 10.2.1(h) (solely to the extent that such Liens were in existence on the Closing Date); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing; and

(v)other Liens (not attaching to Accounts or proceeds thereof) securing amounts not in excess of $1,000,000 at any one time outstanding.

provided, that, notwithstanding the foregoing, no Permitted Liens shall attach to Intellectual Property owned by, or subject to an exclusive license in favor of, any Borrower or any Subsidiary.

10.2.3.Reserved.

10.2.4.Distributions; Upstream Payments.  (a) Declare or make any Distributions, except Upstream Payments and Permitted Distributions; or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make an Upstream Payment, except for restrictions (i) under the Loan Documents, (ii) under Applicable Law or (iii) in effect on the Closing Date and, to the extent not permitted by Section 10.2.14, as shown on Schedule 9.1.15 (and, in each case under this clause (b)(iii), any amendment, modification, or extension thereof that does not expand the scope of any such restriction and is not more adverse to the rights or interests of the Lenders than such restriction in effect prior to such amendment, modification, or extension).

10.2.5.Restricted Investments.  Make any Restricted Investment.

10.2.6.Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7.Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower; and (e) to the extent constituting loans or other advances of money, Investments other than Restricted Investments.

10.2.8.Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, on or prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with

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the consent of Agent, and except in the case of a refinancing with Refinancing Debt if the Refinancing Conditions are satisfied), unless the Payment Conditions are satisfied with respect to each such payment on Borrowed Money.

10.2.9.Fundamental Changes.  Change its name; change its tax, charter or other organizational identification number; change its form or state of organization, in each case, without 30 days (or such later date as may be agreed by Agent) prior written notice to Agent; liquidate, wind up its affairs or dissolve itself; consummate a statutory division; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, consolidations, amalgamations or combinations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; or (b) Permitted Acquisitions.

10.2.10.Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9.

10.2.11.Organic Documents.  Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9 or as would not be materially adverse to the interests of the Secured Parties.

10.2.12.Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13.Accounting Changes.  Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) relating to any other Debt permitted hereby, so long as the restrictions are no more restrictive, taken as a whole, than the Loan Documents; (d) constituting customary restrictions on assignment in leases, licenses and other contracts; (e) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture and customary restrictions on the transfer of Equity Interests in any joint venture; (f) pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any Property in existence at the time such Subsidiary or Property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such Property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension); (g) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property permitted hereunder that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of; and (h) customary restrictions contained in the organizational documents of any Subsidiary that is not an Obligor or in any other agreement of any Subsidiary that is not an Obligor that applies solely to Subsidiaries that are not Obligors.

10.2.15.Swaps.  Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

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10.2.16.Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities reasonably related, incidental, complementary or ancillary thereto.

10.2.17.Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) employment, severance, and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers, and employees in the Ordinary Course of Business; (c) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrowers and their Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Borrowers and their Subsidiaries; (d) transactions solely among Obligors and their Subsidiaries to the extent not otherwise prohibited under this Agreement; (e) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18.[Reserved].

10.2.19.Amendments to Subordinated Debt.  Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification would not be permitted by the terms of the subordination agreement applicable thereto.

10.3Financial Covenants.  As long as any Commitment or Obligations are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 while a Financial Covenant Trigger Period is in effect, measured on a trailing four (4) Fiscal Quarter basis for the most recent Fiscal Quarter for which financial statements were delivered under Section 10.1.2(b) prior to the Financial Covenant Trigger Period and each Fiscal Quarter ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

Section 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1Events of Default.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)Any Borrower (i) fails to pay the principal of any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) fails to pay any other Obligation when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure continues for a period of three Business Days;

(b)Any representation, warranty or other written statement of fact of an Obligor made in connection with any Loan Documents is incorrect or misleading in any material respect when given;

(c)A Borrower breaches or fail to perform any covenant contained in Section 6.3, 7.2, 7.6, 8.1, 8.2.4, 8.2.5, 10.1.1(a), 10.1.2 (other than clauses (d), (g), and (h)), 10.2 or 10.3;

(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents (other than those contemplated by clauses (a), (b) and (c) above), and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice

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thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor or third party denies or contests in writing the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent on any material portion of the Collateral; or any material provision of any Loan Document ceases to be in full force or effect for any reason (in each case in this clause (e), other than pursuant to the terms of the Loan Documents or a waiver or release by Agent and Lenders);

(f)Any breach or default of an Obligor occurs under (i) any Swap; or (ii) any instrument or agreement to which it is a party, relating to any Debt (other than the Obligations), in each case, in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (with any applicable grace period having expired); provided that this clause (f) shall not apply to: secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(g)Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and continues without having been discharged, vacated or stayed for a period of 30 consecutive days;

(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;

(i)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, except as could not be reasonably expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time, except as could not be reasonably expected to have a Material Adverse Effect; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Borrowers and their Subsidiaries, on a consolidated basis, are not Solvent;

(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and:  the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Borrower or any Subsidiary to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Borrower, any Subsidiary or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect;

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(l)An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business and in the case of a Senior Officer, such Senior Officer is not removed from their job duties within 30 days of such conviction or indictment, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2Remedies upon Default.  If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations, and other Obligations that are contingent or not yet due and payable but for which a claim has been made, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall not be deemed to be commercially unreasonable solely due to being so conducted.  Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3License.  Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in each case, that constitutes Collateral, in advertising for sale, marketing, selling, collecting, completing manufacture

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of, or otherwise exercising any rights or remedies with respect to, any Collateral after the occurrence and during the continuance of an Event of Default.  Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4Setoff.  At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5Remedies Cumulative; No Waiver

11.5.1.Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.AGENT

12.1Appointment, Authority and Duties of Agent

12.1.1.Appointment and Authority.  Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents.  Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to, in accordance with the Loan Documents, (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect

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to any Collateral or under any Loan Documents, Applicable Law or otherwise.  Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2.Duties.  The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only.  Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.Agent Professionals.  Agent may perform its duties through employees and agents.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1.  In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2Agreements Regarding Collateral and Borrower Materials

12.2.1.Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) that is owned by an Obligor that is released from its obligations under the Loan Documents in accordance with the terms of the Loan Documents; or (e) subject to Section 14.1, with the consent of Required Lenders.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Secured Parties authorize Agent to release any Obligor from its obligations under the Loan Documents if such Person is no longer required to be an Obligor as a result of a transaction permitted under the Loan Documents.  Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or

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enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.Possession of Collateral.  Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control.  If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.Reports.  Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”).  Reports and Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Report or Borrower Materials and shall not be liable for any information contained in or omitted from any Report or Borrower Materials, including any Report; and (c) to keep all Reports and Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Reports and Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report or Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof.  If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5Ratable Sharing.  If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall

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provide a written statement to Agent describing the Obligation affected by such payment or reduction.  No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6Indemnification.  EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT).  In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7Limitation on Responsibilities of Agent.  Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s bad faith, gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents, Reports or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8Successor Agent and Co-Agents

12.8.1.Resignation; Successor Agent.  Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers.  Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers.  If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may, appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent.  The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act.  The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12.  Any successor to Bank of America by merger or acquisition of stock shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

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12.8.2.Co-Collateral Agent.  If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document.  Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent.  Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment.  If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10Remittance of Payments and Collections

12.10.1.Remittances Generally.  Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds.  If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.Failure to Pay.  If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Loans.  No Obligor shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3.Recovery of Payments.  If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party.  If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.  If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

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12.11Individual Capacities.  As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party.  In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12Titles.  Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13Certain ERISA Matters

12.13.1.Lender Representations.  Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2.Further Lender Representation.  Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

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12.14Bank Product Providers.  Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.  No Secured Bank Product Provider that obtains the benefits of Section 5.5 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

12.15No Third Party Beneficiaries.  This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Section 12 does not confer any rights or benefits upon Borrowers or any other Person (except as expressly provided in Section 12.8).  As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 13.BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; (b) any assignment by a Lender must be made in compliance with Section 13.3; and (c) assignment by Agent must be made in compliance with Section 12.8.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2Participations

13.2.1.Permitted Participants; Effect.  Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2.Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, or reduces the stated interest rate or fees, in each case, payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, substantially all Guarantors or substantially all Collateral.

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13.2.3.Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations.  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4.Benefit of Setoff.  Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3Assignments

13.3.1.Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2.Effect; Effective Date.  Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall, if requested by the transferee Lender, make appropriate arrangements for issuance of replacement and/or new notes, if applicable.  The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.Certain Assignees.  No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.  Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents.  Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender.  If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

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13.3.4.Register.  Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations.  The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4Replacement of Certain Lenders.  If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders or all affected Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 10 days after the notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14.MISCELLANEOUS

14.1Consents, Amendments and Waivers

14.1.1.Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Required Lenders (or Agent with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that

(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)without the prior written consent of Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)without the prior written consent of each affected Lender, including such a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 1.5 or 4.2); (iii) extend the Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c) (it being understood that (A) a waiver of any condition precedent of the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension, waiver, delay or increase of any Commitment of any Lender and (B) only the consent of the Required Lenders shall be required to waive the application of any default interest or the making of any mandatory prepayment);

(d)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.5.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) Reserved; (iv) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or similar transaction

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expressly permitted hereby, release any Borrower from liability for any Obligations or all or substantially all of the Guarantors;

(e)without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2; and

(f)if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by all Flood Laws or as otherwise satisfactory to all Lenders.

14.1.2.Limitations.  The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves; provided that such modification does not impact the rights of the Obligors under the Loan Documents and Agent promptly notifies Borrower Agent of such modification. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document.  Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.Payment for Consents.  No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid or made available to be paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2Indemnity.  EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.3Notices and Communications

14.3.1.Notice Address.  Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

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14.3.2.Communications.  Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent.  Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications.  E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3.Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”).  Borrowers shall notify Agent of each posting of Borrower Materials by the Borrowers on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform.  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM.  No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system, except to the extent arising from the bad faith, gross negligence or willful misconduct of any Agent Indemnitee.

14.3.4.Public Information.  Secured Parties acknowledge that Reports and Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5.Non-Conforming Communications.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower, except to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee.

14.4Performance of Borrowers’ Obligations.  Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, after the occurrence and during the continuance of an Event of Default, realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

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14.5Credit Inquiries.  Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8Counterparts; Execution.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.  Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of

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Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12Confidentiality.  Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided that to the extent permitted by Applicable Law, Borrower Agent is notified promptly upon such disclosure); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent.  The Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names or logos of the Obligors.  In addition, Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments.  As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business.  A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13Reserved.

14.14GOVERNING LAW.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED THEREIN)  AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15Consent to Forum; Bail-In of EEA Financial Institutions

14.15.1.Forum.  EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR

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INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2.Other Jurisdictions.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an EEA Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.15.4.Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in the case (whether fact or law) and to report a statement of decision.  Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference.  The exercise of a remedy does not waive the right of any party to require judicial reference.  At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16Waivers by Borrowers.  To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral except as required by the Loan Documents; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Borrower acknowledges that the foregoing waivers are a material

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inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers.  Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17Patriot Act Notice.  Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.  Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering rules and regulations, or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.18NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any hedging agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall

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in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 14.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 15.CONTINUING GUARANTY

15.1Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (other than Excluded Swap Obligations), whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof, in each case, to the extent constituting Obligations (other than Excluded Swap Obligations) of the Borrowers to the Secured Parties arising hereunder or under any other Loan Document) (the “Guarantied Obligations”).  The Agent’s books and records showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding, and, in the absence of manifest error, shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guarantied Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty (other than the defense of prior payment), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of prior payment).

15.2Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent, the Letter of Credit Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantied Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or

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failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

15.3Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Guarantied Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.

15.4Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

15.5Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Full Payment of the Guarantied Obligations.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

15.6Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guarantied Obligations.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

15.7Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of such Borrowers to any Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the Full Paymentof the Guarantied Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to such Guarantor shall be enforced and performance received by any Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the

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Guarantied Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

15.8Stay of Acceleration.  If acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Secured Parties.

15.9Condition of Borrowers.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

15.10Keepwell.  Each Guarantor that is a Qualified ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP shall only be liable under this Section 15.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor that is a Qualified ECP under this Section shall remain in full force and effect until the Full Payment of the Guarantied Obligations. Each Guarantor that is a Qualified ECP intends that this Section 15.10 constitute, and this Section 15.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

15.11Limitation of Guaranty.  Notwithstanding anything to the contrary herein or otherwise, the Borrowers, the Agent and the Lenders hereby irrevocably agree that the Guarantied Obligations of each Guarantor in respect of the guarantee set forth in this Section 15 at any time shall be limited to the maximum amount as will result in the Guarantied Obligations of such Guarantor not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in this Section 15 and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.

[Remainder of page intentionally left blank; signatures begin on following page]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

INARI MEDICAL, INC.,

a Delaware corporation

By: /s/ Mitchell Hill

Name: Mitchell Hill

Title: Chief Financial Officer, Treasurer and Secretary

Address:Inari Medical, Inc.

9 Parker, Suite 100

Irvine, CA 92618

Attn: Mitchell Hill

Telecopy:

GUARANTORS:

INARI MEDICAL INTERNATIONAL, INC.,

a Delaware corporation

By: /s/ Mitchell Hill

Name: Mitchell Hill____________________________

Title: Chief Financial Officer, Treasurer and Secretary

Address:Inari Medical International, Inc.

9 Parker, Suite 100

Irvine, CA 92618

Attn: Mitchell Hill

Telecopy:

LOAN, GUARANTY AND SECURITY AGREEMENT

(INARI)

SIGNATURE PAGE

133315237_8

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By: /s/ Catherine T. Ngo

Name: Catherine T. Ngo

Title: Senior Vice President

Address:Bank of America, N.A.

333 S. Hope Street, Suite 1900

Los Angeles, California 90071

Attn:  Asset Based Portfolio Specialist – Inari

LOAN, GUARANTY AND SECURITY AGREEMENT

(INARI)

SIGNATURE PAGE

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Exhibit A

to

Loan, Guaranty and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan, Guaranty and Security Agreement dated as of September 4, 2020, (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among INARI MEDICAL, INC., a Delaware corporation (“Inari”; and together with any other party joined thereto as a Borrower, each, a “Borrower” and collectively, the “Borrowers”), INARI MEDICAL, INC., a Delaware corporation (“Inari International”; and together with any other party joined thereto as a Guarantor, each, a “Guarantor” and collectively, the “Guarantors”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders.  Terms are used herein as defined in the Loan Agreement.

______________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:

1.Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Loans and $___________ of Assignor’s participations in LC Obligations, and (b) the amount of $__________ of Assignor’s Commitment, which represents ____% of the total Commitments (the foregoing items being, collectively, “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Commitment is $__________ and the outstanding balance of its Loans and participations in LC Obligations is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents.  [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3.Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee and satisfies Section 12.13 of the Loan Agreement; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will

133315237_8

observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.This Agreement shall be governed by the laws of the State of New York.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

__________________________

__________________________

__________________________

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

__________________________

__________________________

__________________________

__________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference:  _____________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference:  _____________________

133315237_8

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

_____________________________________

(“Assignee”)

By___________________________________

Name:

Title:

_____________________________________

(“Assignor”)

By___________________________________

Name:

Title:

133315237_8

Exhibit B

to

Loan, Guaranty and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan, Guaranty and Security Agreement dated as of September 4, 2020, (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among INARI MEDICAL, INC., a Delaware corporation (“Inari”; and together with any other party joined thereto as a Borrower, each, a “Borrower” and collectively, the “Borrowers”), INARI MEDICAL INTERNATIONAL, INC., a Delaware corporation (“Inari International”; and together with any other party joined thereto as a Guarantor, each, a “Guarantor” and collectively, the “Guarantors”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment”), between __________________ (“Assignor”) and ____________________ (“Assignee”).  Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $________ of Assignor’s outstanding Loans and $___________ of Assignor’s participations in LC Obligations, and (b) the amount of $__________ of Assignor’s Commitment, which represents ____% of the total Commitments (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  Pursuant to the Assignment, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Commitment to be reduced by $_________, and Assignee’s Commitment to be increased by $_________.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

________________________

________________________

________________________

________________________

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement.  Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

133315237_8

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

_____________________________________

(“Assignee”)

By___________________________________

Name:

Title:

_____________________________________

(“Assignor”)

By___________________________________

Name:

Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

INARI MEDICAL, INC.,

a Delaware corporation, as Borrower Agent

By_______________________________

Name:

Title:

BANK OF AMERICA, N.A.,

as Agent

By_______________________________

Name:

Title:

133315237_8

Exhibit C

to

Loan, Guaranty and Security Agreement

COMPLIANCE CERTIFICATE

Financial Statement Date: [________, ____]

TO:   Bank of America, N.A., as Agent for the Lenders (as defined below)

RE:

Loan, Guaranty and Security Agreement dated as of [___________], 2020, (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among [___________], 2020, (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among INARI MEDICAL, INC., a Delaware corporation (“Inari”; and together with any other party joined thereto as a Borrower, each, a “Borrower” and collectively, the “Borrowers”), INARI MEDICAL INTERNATIONAL, INC., a Delaware corporation (“Inari International”; and together with any other party joined thereto as a Guarantor, each, a “Guarantor” and collectively, the “Guarantors”),  BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders.

DATE:[Date]

The undersigned hereby certifies as of the date hereof that [he/she] is the [chief financial officer] of the Borrower Agent, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate to Agent on behalf of each Borrower and each Subsidiary, and further certifies, solely in his/her capacity as a Senior Officer of the Borrower Agent, and not in any individual capacity, as of the Financial Statement Date set forth above, that:

[Use following paragraphs 1-3 for fiscal year-end financial statements]

1.(i) Each Borrower and each Subsidiary has delivered the balance sheets as of the end of the Fiscal Year ended on the Financial Statement Date set forth above, as required by Section 10.1.2(a) of the Loan Agreement and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidated basis for Borrowers and their Subsidiaries, which consolidated statements were audited and certified (without qualification or similar notation (other than a qualification related to the maturity of the Obligations within one year from the date such opinion is delivered or actual or prospective breach of any financial covenants under the Loan Agreement)) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (provided that BDO USA, LLP is acceptable to Agent) and sets forth in comparative form corresponding figures for the preceding Fiscal Year or (ii) Borrowers have provided notice to Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K; provided, that in the event EBITDA of non-Obligor Subsidiaries of Borrowers exceeded 10% of the aggregate EBITDA of Borrowers and Subsidiaries at any time during such Fiscal Year, the financial statements required in Section 10.1.2(a) of the Loan Agreement were delivered on a consolidated and consolidating basis.

2. Concurrently with the delivery of financial statements in paragraph 1 above, Borrowers have delivered to Agent copies of all management letters and other material reports submitted to Borrowers

1

133315237_8

by their accountants in connection with such financial statements, as required by Section 10.1.2(d) of the Loan Agreement.

3. Each Borrower has delivered to Agent projections of Borrowers’ consolidated balance sheets, results of operations and cash flow for the Fiscal Year immediately following the Fiscal Year ended on the Financial Statement Date set forth above, on a month by month basis, and for the next two Fiscal Years, on a year by year basis, as required by Section 10.1.2(e) of the Loan Agreement. As required by Section 9.1.7 of the Loan Agreement, such projections were prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being recognized by Agent and Lenders that such projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such differences may be material and that such projections are not a guarantee of financial performance).

[Use following paragraph 1 for quarter-end financial statements delivered with respect to the applicable Fiscal Quarter]

1.(i) Each Borrower and each Subsidiary has delivered to Agent the unaudited balance sheets required by Section 10.1.2(b) of the Loan Agreement as of the end of the Fiscal Quarter ended on the Financial Statement Date set forth above, and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year or (ii) Borrowers have provided notice to Agent of a public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q; provided, that in the event EBITDA of non-Obligor Subsidiaries of Borrowers exceeded 10% of the aggregate EBITDA of Borrowers and Subsidiaries at any time during such Fiscal Quarter, the financial statements required in Section 10.1.2(b) of the Loan Agreement were also delivered on a consolidating basis. As required by Section 9.1.7 of the Loan Agreement, such consolidated financial statements were prepared in accordance with GAAP in all material respects, and fairly present in all material respects the financial position and results of operations of Borrowers and Subsidiaries for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes.

[select one:]

[4.][2.] [to the knowledge of the undersigned, and no Default or Event of Default has occurred and is continuing.]

—or—

[4.][3.] [to the knowledge of the undersigned, the following is a list of each such Default and Event of Default and its nature and status:]

[5.][4.]The Borrowers and their Subsidiaries, on a consolidated basis, are Solvent.

[6.][5.][The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate in all material respects on and as of the date of the Statement Date (as defined on Schedule A).]1

[1]

Include this certification only with quarterly financial statements delivered with respect to any Fiscal Quarter ending immediately prior to the commencement of a Financial Covenant Trigger Period and for each Fiscal Quarter ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

2

133315237_8

Delivery of an executed counterpart of a signature page of this Compliance Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Compliance Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

133315237_8

INARI MEDICAL, INC.,

a Delaware corporation, as Borrower Agent

By:

Name:

Title:  _________________________________

Compliance Certificate

(INARI)

Signature Page

133315237_8

Schedule A

Financial Statement Date: [________, ____] (“Statement Date”)

Section 10.3.1 – Fixed Charge Coverage Ratio2

The Fixed Charge Coverage Ratio measured on a trailing four (4) Fiscal Quarter basis, ending as of the Statement Date is [_____] to 1:00, as further described in Schedule A-1 hereto.

[2]

NTD: Borrowers must maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 while a Financial Covenant Trigger Period is in effect, measured on a trailing four (4) Fiscal Quarter basis for the most recent Fiscal Quarter for which financial statements were delivered under Section 10.1.2(b) of the Loan Agreement prior to the Financial Covenant Trigger Period and each Fiscal Quarter ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

Schedule A to Compliance Certificate

133315237_8

Schedule A-1

[Borrowers to attach breakdown with itemized numbers, in form and substance satisfactory to Agent]

133315237_8

SCHEDULE 1.1

to

Loan, Guaranty and Security Agreement

COMMITMENTS OF LENDERS

Name of Lender	Amount of Commitment
Bank of America, N.A.	$30,000,000

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133315237_8